Exhibit 23.3
CONSENT OF RYDER SCOTT COMPANY, L.P.

We hereby consent to the references to our firm in this Registration Statement on Form S-8 (the “Registration Statement”) of Diamondback Energy, Inc. and to the incorporation by reference in the Registration Statement and any amendments thereto of our report dated January 16, 2013 with respect to the estimates of reserves, future production and income attributable to certain leasehold interests of Diamondback Energy, Inc. as of December 31, 2012 with respect to properties located in the Permian Basin in West Texas, which report appears in Diamondback Energy, Inc.’s Annual Report on Form 10-K (File No. 001-35700) filed with the Securities and Exchange Commission on March 1, 2013. We further consent to the reference to our firm as experts in the Registration Statement.
/s/ Ryder Scott Company, L.P.
RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Houston, Texas
May 8, 2013